Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

HUGHES Telematics, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows present fairly, in all material respects, the financial position of HUGHES Telematics, Inc. and its subsidiaries at December 31, 2008 and 2007 and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 (Inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, in 2007 the Company adopted a new accounting standard that required it to change the manner in which it accounts for uncertain tax positions.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA

March 16, 2009, except for the effects of the recapitalization described in Note 1, as to which the date is July 24, 2009

HUGHES TELEMATICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$17,837	$22,017
Restricted cash	5,333	—
Accounts receivable, net of allowance of $689 and $696, respectively	5,697	3,911
Inventories	2,014	2,758
Prepaid expenses	967	387
Deferred income taxes	116	412
Other current assets	974	45

Total current assets	32,938	29,530
Restricted cash	3,750	997
Property and equipment, net	21,341	3,884
Capitalized software	16,749	3,412
Intangible assets, net	16,419	19,833
Goodwill	5,169	5,169
Debt issuance costs	6,086	—
Other assets	6,530	107

Total assets	$108,982	$62,932

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$16,158	$7,959
Accrued liabilities	6,237	4,191
Deferred revenue	480	449
Current portion of capital lease obligations	1,738	—
Series B Redeemable Preferred Stock (Note 10)	—	5,000
Other current liabilities	361	767

Total current liabilities	24,974	18,366
Series A Redeemable Preferred Stock (Note 10)	62,092	57,017
Long-term debt	66,596	—
Capital lease obligations	5,593	—
Deferred income taxes	116	412
Other liabilities	281	—

Total liabilities	159,652	75,795

Commitments and contingencies (Note 12)
Stockholders’ deficit:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares	—	—
Common stock, $0.01 par value. Authorized 155,000,000 shares; issued and outstanding 22,778,782 shares at December 31, 2008 and 2007	2	2
Additional paid-in capital	42,964	23,304
Accumulated deficit	(93,636)	(36,169)

Total stockholders’ deficit	(50,670)	(12,863)

Total liabilities and stockholders’ deficit	$108,982	$62,932

The accompanying notes are an integral part of these consolidated financial statements.

HUGHES TELEMATICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,		January 9, 2006 (Inception) to December 31, 2006
	2008	2007
Revenues:
Hardware	$13,642	$11,009	$5,050
Services	16,618	9,343	1,863

Total revenues	30,260	20,352	6,913

Costs and expenses:
Cost of hardware sold	9,585	7,767	3,275
Cost of services	6,009	4,102	1,251
Research and development	33,626	23,540	3,129
Sales and marketing	7,622	5,712	1,257
General and administrative	21,076	12,808	4,137

Total costs and expenses	77,918	53,929	13,049

Loss from operations	(47,658)	(33,577)	(6,136)
Interest income	868	853	441
Interest expense	(10,820)	(1,811)	(409)
Other income	143	—	—

Loss before income taxes	(57,467)	(34,535)	(6,104)
Income tax benefit	—	2,202	2,268

Net loss	$(57,467)	$(32,333)	$(3,836)

Basic and diluted loss per share	$(12.19)	$(6.88)	$(0.92)

Basic and diluted weighted average common shares outstanding	4,712,501	4,700,993	4,182,940

The accompanying notes are an integral part of these consolidated financial statements.

HUGHES TELEMATICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,		January 9, 2006 (Inception) to December 31, 2006
	2008	2007
Cash flows from operating activities:
Net loss	$(57,467)	$(32,333)	$(3,836)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,911	4,454	1,525
Interest expense on Series A Redeemable Preferred Stock	2,561	1,811	409
Interest expense on long-term debt and capital leases	5,863	—	—
Amortization of debt issuance costs and discounts on long-term debt	2,396	—	—
Share-based compensation expense	448	53	1
Deferred income taxes	—	(2,202)	(2,268)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	(1,785)	(153)	(1,876)
Inventories	744	(1,981)	190
Prepaid expenses and other assets	(6,705)	65	(246)
Accounts payable and accrued and other liabilities	8,886	6,787	2,801
Deferred revenue	31	(63)	512

Net cash used in operating activities	(39,117)	(23,562)	(2,788)

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	—	(23,094)
Purchases of short-term investments	—	—	(1,800)
Maturities of short-term investments	—	1,800	—
Purchases of property and equipment	(11,410)	(3,497)	(1,083)
Increase in capitalized software	(12,237)	(3,412)	—
Increase in restricted cash	(8,086)	—	(997)

Net cash used in investing activities	(31,733)	(5,109)	(26,974)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	76,000	—	—
Repayment of capital lease obligations	(1,045)	—	—
Payments of debt issuance costs	(3,285)	—	—
Proceeds from issuance of Series A Redeemable Preferred Stock and warrants	—	35,000	40,000
Proceeds from issuance of Series B Redeemable Preferred Stock	—	—	5,000
Redemption of Series B Redeemable Preferred Stock	(5,000)	—	—
Proceeds from exercise of stock options	—	100	—
Proceeds from issuance of common stock	—	—	350

Net cash provided by financing activities	66,670	35,100	45,350

Net (decrease) increase in cash and cash equivalents	(4,180)	6,429	15,588
Cash and cash equivalents, beginning of period	22,017	15,588	—

Cash and cash equivalents, end of period	$17,837	$22,017	$15,588

Supplemental noncash disclosure:
Property and equipment acquired by capital lease obligations	$8,026	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

HUGHES TELEMATICS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, January 9, 2006 (inception)	—	$—	$—	$—	$—
Initial capitalization	18,287,397	2	348	—	350
Issuance of common stock to executive officers	731,496	—	—	—	—
Issuance of common stock to acquire assets of SecureTnet International, LLC	3,698,931	—	2,598	—	2,598
Issuance of Series A Redeemable Preferred Stock and warrant	—	—	5,137	—	5,137
Share-based compensation expense	—	—	1	—	1
Net loss	—	—	—	(3,836)	(3,836)

Balance, December 31, 2006	22,717,824	2	8,084	(3,836)	4,250
Issuance of common in connection with the exercise of stock options	60,958	—	100	—	100
Issuance of Series A Redeemable Preferred Stock and warrants		—	15,067	—	15,067
Share-based compensation expense	—	—	53	—	53
Net loss	—	—	—	(32,333)	(32,333)

Balance, December 31, 2007	22,778,782	2	23,304	(36,169)	(12,863)
Issuance of warrants in connection with senior secured term indebtedness	—	—	12,103	—	12,103
Issuance of warrants as debt issuance cost	—	—	3,580	—	3,580
Deemed capital contribution from a related party (Note 11)	—	—	5,778	—	5,778
Extension of mandatory redemption date of Series A Redeemable Preferred Stock	—	—	(2,249)	—	(2,249)
Share-based compensation expense	—	—	448	—	448
Net loss	—	—	—	(57,467)	(57,467)

Balance, December 31, 2008	22,778,782	$2	$42,964	$(93,636)	$(50,670)

The accompanying notes are an integral part of these consolidated financial statements.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Organization, Basis of Presentation and Business

On March 31, 2009, pursuant to the terms of the Agreement and Plan of Merger dated June 13, 2008 (as amended and restated on November 10, 2008 and March 12, 2009, the “Merger Agreement”), Hughes Telematics, Inc. (“Old HTI”), a privately held company, and Polaris Acquisition Corp. (“Polaris”), a publicly held blank check company, consummated the merger (the “Merger”) whereby Old HTI merged with and into a wholly owned direct subsidiary of Polaris with Old HTI as the surviving corporation, and immediately thereafter, Old HTI merged with and into Polaris, with Polaris as the surviving corporation (the “Company”) (see Note 2). In connection with the Merger, Polaris changed its name from “Polaris Acquisition Corp.” to “HUGHES Telematics, Inc.” As used throughout these consolidated financial statements, the “Company” refers to the business, operations and financial results of (i) Old HTI prior to the closing of the Merger and (ii) HUGHES Telematics, Inc. subsequent to the closing of the Merger, as the context requires.

Notwithstanding the legal form of the transaction, the Merger has been accounted for under the purchase method of accounting as a reverse acquisition, equivalent to a recapitalization, through the issuance of stock by Old HTI for the net monetary assets of Polaris. The determination of Old HTI as the accounting acquirer was made based on consideration of all quantitative and qualitative factors of the Merger, including significant consideration given to the fact that following consummation of the Merger (i) the stockholders of Old HTI control a majority of the voting power of the Company, (ii) the controlling stockholder of Old HTI prior to the Merger, together with its affiliates, controls approximately 72% of the voting power of the Company and has the right to select a majority of the members of the Company’s board of directors and (iii) the management of Old HTI continued in all executive officer and other senior management positions of the Company and, accordingly, has day-to-day authority to carry out the business plan after the Merger. Accordingly, the historical financial statements of the Company prior to March 31, 2009 are the historical financial statements of Old HTI. The consolidated financial statements of Old HTI have been retroactively restated to reflect the recapitalization of Old HTI with the 77,102,149 shares of Company common stock issued to Old HTI equity holders in connection with the Merger. All share and per share amounts in these consolidated financial statements have been restated to reflect such recapitalization.

The Company is developing an embedded, end-to-end telematics solution which is being marketed to automakers. The Company’s technology allows for two-way communications with a vehicle which supports numerous applications including safety and security services, remote vehicle diagnostics, remote emissions monitoring and other location-based services. Following the acquisition of Networkcar, Inc., now known as Networkfleet, Inc. (“Networkfleet”), on August 1, 2006, the Company also provides an aftermarket wireless fleet management solution targeted to the local fleet market.

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts of the Company and its wholly-owned subsidiary Networkfleet following the acquisition of Networkfleet. All intercompany balances and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to current presentation.

During the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 to December 31, 2006, the Company incurred a net loss of approximately $57.5 million, $32.3 million and $3.8 million, respectively, and used cash in operations of approximately $39.1 million, $23.6 million and $2.8 million, respectively. As of December 31, 2008, the Company had cash and cash equivalents of approximately $17.8 million and an accumulated deficit of approximately $93.6 million. Management believes that the cash on hand, the cash proceeds received in connection with the sale of the Company’s Series B Convertible Preferred Stock (the “New Series B Preferred Stock”) on March 12, 2009, and a combination of any of the cash to be received in connection with the Merger (see Note 2); future potential financing from affiliates of Apollo Advisors V, L.P. (“Apollo”); and other financing transactions being pursued will allow the Company to continue operations beyond December 31, 2009.

There is no assurance that the Company will be successful in obtaining additional financing to fund its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(2)	Merger with Polaris Acquisition Corp.

On March 31, 2009, pursuant to the Merger Agreement, Old HTI and Polaris consummated the Merger. Upon closing of the Merger, the outstanding equity securities of Old HTI were exchanged for an aggregate of 77,102,149 shares of Company common stock, comprised of 19,854,018 initial shares and 57,248,131 earn-out shares. In addition, all options exercisable for Old HTI common stock issued and outstanding immediately prior to the Merger were exchanged for options exercisable for an aggregate of 2,274,935 shares of Company common stock, which includes 1,751,859 earn-out options. The earn-out shares, which were issued into escrow, will be released to the Old HTI stockholders and the earn-out options will be eligible to be exercised, according to their terms, by the optionholders, each in three tranches, upon the trading share price of the Company’s common stock reaching at least $20.00, $24.50 and $30.50 (as may be adjusted or amended in accordance with the escrow agreement) within certain measurement periods over the five-year period following the closing of the Merger. The Old HTI stockholders placed 5,782,661 shares of Company common stock, comprised of 1,489,053 initial shares and 4,293,608 earn-out shares, in escrow until June 30, 2010 to indemnify the Company for the payment of indemnification claims that may be made as a result of breaches of Old HTI’s covenants, representations and warranties in the Merger Agreement. Pursuant to the Merger Agreement, the Polaris founders agreed to deposit an aggregate of 1,250,000 shares of their Company common stock into escrow at closing with such shares being released upon the achievement of the first share price target between the first and fifth anniversary of closing. Upon consummation of the Merger, the Polaris founders also transferred an aggregate of 168,000 shares of common stock to the Company with such shares to be cancelled.

In order to consummate the Merger, the Company agreed to purchase an aggregate of 7,439,978 shares of Company common stock from a limited number of institutional shareholders in separate and privately negotiated transactions which were executed prior to the conclusion of the special meeting in which Polaris’ shareholders voted on the Merger. On April 2, 2009, the Company consummated these purchases using approximately $74.4 million of the approximately $97.2 million of cash received from Polaris in connection with the Merger.

(3)	Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. The Company considers all debt securities with maturities of more than three months but less than one year as short-term investments and classifies investments in such short-term debt securities as held to maturity. The cost of these securities is adjusted for amortization of premiums and accretion of discounts to maturity over the contractual life of the security.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists primarily of trade receivables from customers and are generally due within 30 days of the invoice date. The Company estimates uncollectible accounts receivable based on specific troubled accounts or other currently available evidence. The specific allowances are re-evaluated and adjusted as additional information regarding collectability is received. After all reasonable attempts to collect the receivable have been exhausted, the account is written off against the allowance.

Inventories

Inventories are stated at the lower of cost (first-in, first-out basis) or market. The Company periodically assesses the market value of its inventory, based on sales trends and forecasts and technological changes, and records a charge to current-period income when such factors indicate that a reduction in net realizable value has occurred.

Restricted Cash

To secure certain lease obligations, the Company must maintain letters of credit in an aggregate amount of approximately $3.8 million. The agreements governing the letters of credit require the Company to maintain restricted cash accounts which hold collateral equal to no less than the aggregate face amount of the outstanding letters of credit. As of December 31, 2008 and 2007, the Company had approximately $3.8 million and $1.0 million, respectively, in the restricted cash accounts.

Pursuant to a Credit Agreement (see Note 8), the Company is required to maintain an escrow account for the benefit of the lenders of the senior secured term indebtedness. Following the initial issuance of senior secured term indebtedness in March 2008, the Company was required to maintain a balance in the escrow account of no less than 25% of the outstanding principal balance of the senior secured term indebtedness. The 25% coverage was to be reduced on a pro rata basis over the next $67.5 million of debt or equity capital raised by the Company after March 2008. If a balance remains in the escrow account on March 31, 2009, the Company will be required to make an offer to prepay outstanding term indebtedness with an aggregate principal amount equal to such remaining balance. As of December 31, 2008, the amount held in the escrow account was approximately $5.3 million. As the Company raises an additional $24.0 million of debt or equity financing, the remaining amount held in the escrow account will be released on a pro rata basis. As a result of the sale of New Series B Preferred Stock on March 12, 2009 (see Note 14), the remaining approximately $5.3 million was released from the escrow account.

Restricted cash balances which are expected to be restricted for more than one year have been classified as non-current assets on the accompanying consolidated balance sheets.

Property and Equipment

Property and equipment are recorded at original acquisition cost and depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the term of the lease or the estimated useful life of the improvement, whichever is shorter. Repair and maintenance costs are expensed as incurred.

Capitalized Software

Software development costs are capitalized in accordance with the AICPA’s Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). SOP 98-1 requires companies to capitalize qualifying computer software costs that are incurred during the application development stage and amortize them over the software’s estimated useful life. Costs capitalized include direct labor, outside services, materials, software licenses and capitalized interest. For the years ended December 31, 2008 and 2007, the Company capitalized $13.3 million and $3.4 million, respectively, of software development costs. Amortization will begin when the software is ready for its intended use and will be recognized over the expected useful life of the software, but not to exceed five years.

Goodwill and Intangibles

The Company records goodwill when consideration paid in a purchase acquisition exceeds the fair value of the net tangible assets and identifiable intangible assets acquired. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill and identified intangible assets with an indefinite life are not amortized but are tested for impairment at least annually or whenever changes in circumstances indicate that the carrying value may not be recoverable. The Company performs its annual goodwill impairment analysis as of December 31 of each year. The annual impairment analysis as of December 31, 2008 indicated that there was no goodwill impairment for the year ended December 31, 2008. The Company amortizes the identified intangible assets with a finite life over their respective useful lives on a straight-line basis, which approximates the projected utility of such assets based on the available information.

Impairment of Long-Lived Assets

Long-lived assets and identifiable intangibles with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets.

Debt Issuance Costs

Costs associated with the issuance of debt are deferred and amortized to interest expense, using the effective interest method, over the term of the respective debt.

Revenue Recognition

The Company earns revenue through the sale of Networkfleet’s products and services. Hardware sales consist principally of revenues from the sale of Networkfleet’s telematics device, primarily to resellers. Shipping and handling costs for hardware shipped to resellers are classified as cost of hardware sold. Networkfleet’s customers enter into a service contract which generally has a 12-month initial term which automatically renews for successive one-month periods thereafter. The Company has determined that the sale of Networkfleet’s hardware and its services constitutes a revenue arrangement with multiple deliverables in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Element Deliverables. The Company accounts for the sale of hardware and the accompanying service as separate units of accounting. Revenue is recognized on sales of hardware when shipped to resellers or other customers and collection is considered probable. Consideration received for the monitoring and tracking services are recognized as service revenue when earned. Prepaid service fees are recorded as deferred revenue and are recognized as revenue when earned.

The Company has a long-term contract with each of two automakers pursuant to which the automakers have agreed to install telematics devices in their vehicles and permit the Company to exclusively provide telematics services to their new customers. Those contracts also require the Company to pay each automaker for certain non-recurring costs associated with the initiation of telematics services (see Note 12). In accordance with EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), amounts paid under these agreements will be capitalized and recognized as a reduction of revenue over the term of the respective agreement.

Research and Development

The Company incurs research and development costs in the course of developing its products and services. Such costs are expensed as incurred.

Share-Based Compensation

The Company records expense for share-based compensation awards based on the fair value recognition provisions contained in SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”). The fair value of stock option awards is determined using an option pricing model that is based on established principles of financial economic theory. Assumptions regarding volatility, expected term, dividend yield and risk-free rate are required for valuation of stock option awards (see Note 10).

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the need to record a valuation allowance against the Company’s deferred tax assets, management considers, based upon all available evidence, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the Company’s early stage and its operating losses, there is uncertainty with respect to whether the Company will ultimately realize its deferred tax assets. Accordingly, as of December 31, 2008 and 2007, the Company recorded a full valuation allowance against its net deferred tax asset.

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). The adoption of FIN 48 did not result in an increase or decrease to the Company’s accrual for uncertain tax positions and no adjustment was recorded to retained earnings upon adoption.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources. The Company’s comprehensive loss for years ended December 31, 2008 and 2007 and for the period from January 9, 2006 to December 31, 2006 equaled the Company’s net loss.

Loss Per Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution from the exercise or conversion of securities into common stock. The potential dilutive effect of outstanding stock options and warrants is calculated using the “treasury stock” method.

During all periods presented, the Company had potential common shares, including shares issuable upon the exercise of outstanding stock options and warrants, which could potentially dilute basic loss per share in the future, but were excluded in the computation of diluted loss per share in such periods, as their effect would have been antidilutive. Potential common shares issuable upon the exercise of outstanding stock options and warrants but excluded from the calculation of diluted loss per share were 41,811,616 shares, 35,512,283 shares and 12,612,206 shares for the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 to December 31, 2006, respectively.

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles requires the use of management estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments include cash, cash equivalents, accounts receivable, accounts payable, letters of credit, the Series A Redeemable Preferred Stock (the “Series A Preferred Stock”) and long-term debt. The Company discloses the estimated fair values for all financial instruments for which it is practicable to estimate fair value. As of December 31, 2008 and 2007, the fair value of these instruments, other than the Series A Preferred Stock and long-term debt, approximates book value due to their short-term duration.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, short-term investments and accounts receivable. Although the Company maintains cash balances at financial institutions that exceed federally insured limits, these balances are placed with various high credit quality financial institutions.

The Company generates revenues principally from customers located in the United States. For the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 to December 31, 2006, one, one and two customers, respectively, individually accounted for more than 10% of the Company’s revenues. Combined, these customers accounted for approximately $3.6 million and $2.1 million of total revenues for the years ended December 31, 2008 and 2007, respectively, and $1.7 million of total revenues for the period from January 9, 2006 to December 31, 2006.

The Company’s significant customers, as measured by percentage of total revenues, were as follows:

	Year Ended December 31,		January 9, 2006 (Inception) to December 31, 2006
	2008	2007
Customer A	11.8%	10.3%	—
Customer B	—	—	13.4%
Customer C	—	—	11.7%

As of December 31, 2008 and 2007, three and two customers, respectively, individually accounted for over 10% of the Company’s total accounts receivable balance. Combined, these customers accounted for $3.0 million of the Company’s total accounts receivable balance as of December 31, 2008 and $1.2 million of the Company’s total accounts receivable balance as of December 31, 2007.

The Company’s significant customers, as measured by percentage of total accounts receivable, were as follows:

	December 31,
	2008	2007
Customer A	18.6%	13.9%
Customer D	16.8%	12.0%
Customer E	10.8%	—

Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). This standard defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued Staff Position No. 157-2 (“FSP 157-2”) which delays the effective date of SFAS 157 by one year for all nonfinancial assets and nonfinancial liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. Those assets and liabilities measured at fair value under SFAS 157 in the year ended December 31, 2008 did not have a material impact on the Company’s consolidated financial statements. In accordance with FSP 157-2, the Company will measure the remaining assets and liabilities no later than the three months ended March 31, 2009. The Company is evaluating the impact the adoption of FSP 157-2 may have on its financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities Including an Amendment of FASB Statement No. 115 (“SFAS 159”). Under this standard, entities will be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS 159 was effective for the Company on January 1, 2008. The Company determined that the utilization of fair value reporting is not appropriate for the Company’s financial instruments for which fair value measurement is not required. Consequently, the adoption of SFAS 159 did not have a material impact on the Company’s financial position and results of operations.

In November 2007, the EITF issued Issue No. 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”). EITF 07-1 states that income statement classification of payments between parties in an arrangement should be based on a consideration of (a) the nature and terms of the arrangement, (b) the nature of the entities’ operations and (c) whether the parties’ payments are within the scope of other existing generally accepted accounting principles. EITF 07-1 was effective for the Company on January 1, 2008. The adoption of EITF 07-1 did not have a material impact on the Company’s financial position and results of operations.

In June 2008, the EITF issued Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock (“EITF 07-5”), which provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock. Under EITF 07-5, the Company first evaluates any contingent exercise provisions based on the guidance that was originally issued in EITF Issue No. 01-6, and second, evaluates the instruments’ settlement provisions. EITF 07-5 is effective for fiscal periods beginning after December 15, 2008. Based on a preliminary evaluation of the impact of the adoption of EITF 07-5, the Company has determined that the warrants issued in connection with the issuance of the Series A Preferred Stock and the warrants issued in connection with the issuance of the senior secured term indebtedness may contain provisions which, in accordance with EITF 07-5, would indicate that the warrants are not indexed to the Company’s stock. If the warrants are deemed not to be indexed to the Company’s stock, then upon the adoption of EITF 07-5, the Company will reclassify the warrants from equity to a liability and will record a gain or loss each period, beginning in the first quarter of 2009 and continuing through the date the warrants are exercised, to recognize the change in fair market value of these instruments. The Company continues to evaluate the impact the adoption of EITF 07-5 may have on its financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), which revised the guidance contained in SFAS No. 141, Business Combinations. Significant revisions include: (i) all transaction costs related to a business combination are to be expensed when incurred; (ii) certain contingent assets and liabilities purchased in a business combination are to be measured at fair value; (iii) contingent consideration (earn-out arrangements) paid in connection with a business combination are to be measured at fair value depending on the structure of the arrangements; and (iv) subsequent material adjustments made to the purchase price allocation will be recorded back to the acquisition date, which will cause revision of previously issued financial statements when reporting comparative period financial information in subsequent financial statements. SFAS 141(R) will be prospectively applied for business combinations that have an acquisition date on or after January 1, 2009. As of December 31, 2008, the Company has incurred approximately $0.9 million in transaction costs related to the Merger. Such costs are included in other current assets in the accompanying consolidated balance sheets and will be expensed in the period that the Company adopts SFAS 141(R).

(4)	Acquisition of Networkfleet

On August 1, 2006, the Company purchased all of the outstanding common stock of Networkfleet, a provider of hardware and services for remotely monitoring the performance and location of fleet vehicles, and certain intellectual property related to the provision of telematics services for approximately $24.7 million of cash, including approximately $0.3 million of legal and advisory fees incurred in connection with the transaction. The Company will pay up to an additional $3.2 million of cash if certain sales targets are achieved from 2009 to 2010. The acquisition of Networkfleet gave the Company immediate access to the growing fleet telematics market and provided the Company an intellectual property portfolio which consists of patents covering certain of the Company’s planned service offerings. The results of Networkfleet’s operations are included in the Company’s results of operations for the period beginning August 1, 2006.

The acquisition of Networkfleet has been accounted for in accordance with SFAS No. 141, Business Combinations. The $24.7 million purchase price has been allocated to the acquired assets and liabilities based on their fair value. If the certain sales targets are achieved from 2009 to 2010 and the Company pays additional consideration, such amount will be recorded as an increase in goodwill. The following table presents the initial purchase price allocation:

August 1, 2006
(in thousands)
Cash	$1,699
Accounts receivable	1,882
Inventories	967
Other current assets	358
Property and equipment	447
Intangible assets:
Intellectual property	11,400
Existing technology	6,700
Trade name	1,100
Distributor relationships	1,000
Goodwill	5,169

Total assets acquired	30,722

Accounts payable and accrued liabilities	671
Technology upgrade program	2,658
Deferred income taxes	2,682

Total liabilities acquired	6,011

Net assets acquired	$24,711

The following unaudited pro forma information is presented as if the Company had completed the acquisition of Networkfleet as of January 9, 2006. The pro forma information is not necessarily indicative of what the results of operations would have been had the acquisitions taken place at those dates or of the future results of operations.

January 9, 2006 (Inception) to December 31, 2006
(in thousands, except per share data)
Revenues	$12,774
Net loss	$(7,470)
Loss per share – basic and diluted	$(22.52)

(5)	Supplemental Balance Sheet Information

Inventories

Inventories consisted of the following:

	December 31,
	2008	2007
	(in thousands)
Raw material components	$1,202	$1,357
Finished goods	812	1,401

Total	$2,014	$2,758

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and consisted of the following:

	Estimated Useful Lives (Years)	December 31,
		2008	2007
		(in thousands)
Computer equipment and software	3 to 5	$5,734	$3,705
Machinery and equipment	2 to 5	4,845	1,268
Furniture and fixtures	5 to 7	217	50
Leasehold improvements	1 to 2	149	4
Construction in process		14,036	—

		24,981	5,027
Less accumulated depreciation		(3,640)	(1,143)

Property and equipment, net		$21,341	$3,884

Construction in process consists primarily of software and systems infrastructure that is being developed to support the Company’s business and operations, but which is not yet ready for use.

Depreciation expense was approximately $2.5 million, $1.0 million and $0.1 million for the years ended December 31, 2008 and 2007 and the period from January 9, 2006 to December 31, 2006, respectively.

Accrued Liabilities

Accrued liabilities consisted of the following:

	December 31,
	2008	2007
	(in thousands)
Accrued non-inventory purchases	$2,921	$—
Accrued compensation and benefits	1,760	1,903
Technology upgrade program (see Note 12)	—	816
Accrued inventory purchases	236	713
Accrued professional and consulting fees	180	150
Accrued cost of service	157	—
Accrued marketing and promotion expenses	151	—
Other accrued expenses	832	609

	$6,237	$4,191

(6)	Goodwill and Acquired Intangible Assets

On August 1, 2006, the Company acquired Networkfleet and recorded goodwill of approximately $5.2 million resulting from the allocation of the purchase price.

Intangible assets and the related accumulated amortization were as follows:

	Estimated Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
		(in thousands)
As of December 31, 2008:
Intellectual property	5 to 15	$15,869	$(3,997)	$11,872
Existing technology	5	6,700	(3,238)	3,462
Trade name	5	1,100	(532)	568
Distributor relationships	5	1,000	(483)	517

Total		$24,669	$(8,250)	$16,419

As of December 31, 2007:
Intellectual property	5 to 15	$15,869	$(2,343)	$13,526
Existing technology	5	6,700	(1,898)	4,802
Trade name	5	1,100	(312)	788
Distributor relationships	5	1,000	(283)	717

Total		$24,669	$(4,836)	$19,833

Intellectual property consists of the patent portfolio acquired in connection with the purchase of Networkfleet (see Note 4) and “know-how” acquired in connection with the issuance of common stock to the shareholders of SecureTnet International, LLC (see Note 10). The existing technology, trade name and distributor relationships intangible assets were acquired in connection with the purchase of Networkfleet. Amortization of existing technology is included in the cost of hardware sold in the accompanying consolidated statements of operations. For the years ended December 31, 2008 and 2007 and the period from January 9, 2006 to December 31, 2006, amortization expense was approximately $3.4 million, $3.4 million and $1.4 million, respectively.

The estimated future amortization of intangible assets as of December 31, 2008 is as follows (in thousands):

Year Ending December 31:
2009	$3,414
2010	3,414
2011	2,308
2012	760
2013	760
Thereafter	5,763

Total	$16,419

(7)	Income Taxes

The Company and its eligible subsidiaries file a consolidated Federal income tax return. For Federal income tax purposes, the Company has unused net operating loss (“NOL”) carryforwards of approximately $51.8 million expiring in 2021 through 2028 and unused tax credits of approximately $2.5 million expiring in 2021 through 2027. Due to the Company’s acquisition of Networkfleet, approximately $2.0 million of the NOL carryforwards are subject to an annual limitation in accordance with Internal Revenue Code Section 382. After 2010, all of Networkfleet’s NOL carryforwards and unused tax credits will be available to offset future taxable income of the Company and its subsidiaries unless subject to other limitation. The Company and Networkfleet also have NOL carryforwards available to offset future taxable income in certain states where income tax returns are filed. The amounts available vary by state due to apportionment of losses to each state, and the expiration of the state NOL carryforwards vary in accordance with applicable state laws.

For the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 to December 31, 2006, the Company’s loss before income taxes was approximately $57.5 million, $34.5 million and $6.1 million, respectively. The income tax benefit consists of the following:

	Year Ended December 31,		January 9, 2006 (Inception) to December 31, 2006
	2008	2007
	(in thousands)
Current benefit:
Federal	$—	$—	$—
State	—	—	—

Total current benefit	—	—	—

Deferred benefit:
Federal	—	1,726	1,832
State	—	476	436

Total deferred benefit	—	2,202	2,268

Total income tax benefit	$—	$2,202	$2,268

The income tax benefit differs from the amount computed by applying the Federal statutory rate of 35% to the Company’s loss before income taxes as follows:

	Year Ended December 31,		January 9, 2006 (Inception) to December 31, 2006
	2008	2007
	(in thousands)
Income tax benefit at Federal statutory rate	$20,114	$12,087	$2,136
State taxes, net of Federal benefit	2,725	1,630	284
Change in valuation allowance	(23,103)	(11,784)	—
Research tax credits	1,302	944	—
Interest expense on Series A Preferred Stock	(989)	(634)	(143)
Permanent differences and other	(49)	(41)	(9)

Total income tax benefit	$—	$2,202	$2,268

The tax effect of temporary differences that give rise to significant portions of the net deferred tax liability are as follows:

	December 31,
	2008	2007
	(in thousands)
Deferred tax assets:
Net operating loss and credit carryforwards	$23,115	$9,243
Capitalized software	14,120	6,294
Accrued expenses	589	818
Allowance for bad debt	276	279
Inventory reserves and capitalization	227	227
Fixed assets	405	112
Other	303	132

Total gross deferred tax assets	39,035	17,105
Less: valuation allowance	(34,887)	(11,784)

Total deferred tax assets	4,148	5,321

Deferred tax liabilities:
Acquired intangible assets	4,148	5,321

Total deferred tax liabilities	4,148	5,321

Net deferred tax asset	$—	$—

In assessing the need to record a valuation allowance against the Company’s deferred tax assets, management considers, based upon all available evidence, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the Company’s early stage and its operating losses, there is uncertainty with respect to whether the Company will ultimately realize its deferred tax assets. Accordingly, as of December 31, 2008 and 2007, the Company recorded a full valuation allowance against its net deferred tax asset.

The adoption of FIN 48 did not result in an accrual for the year ended December 31, 2008 or 2007 for uncertain tax positions taken in current or prior years, settlements with the taxing authorities or a lapse of the applicable statute of limitations. There are no uncertain tax positions as of December 31, 2008 or 2007 that, if recognized, would significantly affect the effective tax rate, and there are no uncertain tax positions for which it is reasonably possible that the total amounts of the unrecognized tax benefits will significantly change in the next twelve months. The Company may be subject to examination by the U.S. federal and various state tax jurisdictions for the 2005, 2006, 2007 and 2008 tax years. Under the terms of the purchase agreement between the Company and the former parent company of Networkfleet, the former parent company agreed to indemnify the Company for any taxes imposed on Networkfleet for periods prior to August 1, 2006. The Company will include interest and penalties related to its tax contingencies in income tax expense. No interest or penalties have been recognized during the year ended December 31, 2008 or 2007.

(8)	Long-Term Debt

The components of long-term debt were as follows:

	December 31,
	2008	2007
	(in thousands)
Senior secured term indebtedness	$53,572	$—
Senior subordinated unsecured promissory note	13,024	—

Total long-term debt	$66,596	$—

Senior Secured Term Indebtedness

On March 31, 2008, the Company entered into a Credit Agreement pursuant to which it issued, for aggregate consideration of $20.0 million, senior secured term indebtedness with a principal amount of $20.0 million and warrants to purchase 1,576,983 shares of Company common stock, comprised of 362,597 initial shares and 1,214,386 earn-out shares, at an equivalent exercise price of less than $0.01 per share. The Company deposited $5.0 million of the proceeds into an escrow account which will be released to the Company on a pro rata basis over the next $67.5 million of debt or equity capital raised by the Company. If a balance remains in the escrow account on March 31, 2009, the Company will be required to make an offer to prepay outstanding senior secured term indebtedness with an aggregate principal amount equal to such remaining balance.

As additional consideration for services provided by Morgan Stanley Senior Funding, Inc. (the “Lead Arranger”) in connection with the issuance and syndication of the term indebtedness, the Company (i) issued a warrant to an affiliate of the Lead Arranger to purchase 590,622 shares of Company common stock, comprised of 135,802 initial shares and 454,820 earn-out shares, at an equivalent exercise price of less than $0.01 per share and (ii) agreed to issue the Lead Arranger or its designated affiliate additional warrants to purchase up to 590,622 shares of Company common stock, comprised of 135,802 initial shares and 454,820 earn-out shares, at an equivalent exercise price of less than $0.01 per share on a pro rata basis in connection with the issuance of up to $40.0 million of incremental senior secured term indebtedness under the Credit Agreement.

On April 9, 2008, the Company entered into an Amended and Restated Credit Agreement pursuant to which it issued, for aggregate consideration of $20.0 million, additional senior secured term indebtedness with a principal amount of $20.0 million and warrants to purchase 1,612,095 shares of Company common stock, comprised of 370,671 initial shares and 1,241,424 earn-out shares, at an equivalent exercise price of less than $0.01 per share. The Company deposited approximately $2.0 million of the proceeds into the escrow account, bringing the total amount held in the escrow account for the benefit of all senior secured note holders to approximately $7.0 million. Pursuant to the agreement with the Lead Arranger, the Company issued an additional warrant to purchase 295,341 shares of Company common stock, comprised of 67,908 initial shares and 227,433 earn-out shares, at an equivalent exercise price of less than $0.01 per share.

On July 8, 2008, the Company entered into an Incremental Loan Commitment Agreement pursuant to which it issued, for aggregate consideration of $15.0 million, additional senior secured term indebtedness with a principal amount of $15.0 million and warrants to purchase 1,209,041 shares of Company common stock, comprised of 277,994 initial shares and 931,047 earn-out shares, at an equivalent exercise price of less than $0.01 per share. As a result of this transaction, approximately $0.4 million was released from the escrow account, reducing the total amount held in the escrow account for the benefit of all senior secured note holders to approximately $6.6 million. Pursuant to the agreement with the Lead Arranger, the Company issued an additional warrant to purchase 221,460 shares of Company common stock, comprised of 50,920 initial shares and 170,540 earn-out shares, at an equivalent exercise price of less than $0.01 per share.

On December 12, 2008, the Company entered into an Incremental Loan Commitment Agreement with Apollo Investment Fund V (PLASE), LP (“AIF V PLASE”), an affiliate of Apollo, pursuant to which it issued, for aggregate consideration of $5.0 million, additional senior secured term indebtedness with a principal amount of $5.0 million and warrants to purchase 402,993 shares of Company common stock, comprised of 92,660 initial shares and 310,333 earn-out shares, at an equivalent exercise price of less than $0.01 per share. As a result of this transaction and the issuance of a senior subordinated unsecured promissory note on the same date, approximately $1.3 million was released from the escrow account, reducing the total amount held in the escrow account for the benefit of all senior secured note holders to approximately $5.3 million. Pursuant to the agreement with the Lead Arranger, the Company issued an additional warrant to purchase 73,821 shares of Company common stock, comprised of 16,974 initial shares and 56,847 earn-out shares, at an equivalent exercise price of less than $0.01 per share.

The senior secured term indebtedness is guaranteed by all of the Company’s existing and future domestic subsidiaries and is secured by all of its tangible and intangible assets. At the election of the Company, the term indebtedness bears interest at (i) the Prime Lending Rate plus 10.00% or (ii) for Eurocurrency borrowings, 11.00% plus the greater of the London Interbank Offered Rate (“LIBOR”) or 3.00%. In accordance with an agreement between the Company and one of the senior secured note holders, the interest rate on term indebtedness with a principal amount of $5.0 million will have a fixed interest rate of 14.00% for the term of the debt. With respect to Eurocurrency borrowings, the Company may elect interest periods of one, two, three, or six months (or nine or twelve months if approved by each senior secured note holder), and interest is payable in arrears at the end of each interest period but, in any event, at least every three months. With respect to any interest period ending on or prior to March 31, 2010 and unless the Company elects at least three days prior to the beginning of any such interest period, the interest accrued on the term indebtedness will be paid in kind in arrears with such accrued interest being added to the outstanding principal balance of the term indebtedness. With respect to all interest periods ending after March 31, 2010, the accrued interest will be paid in cash in arrears. As of December 31, 2008, the Company had elected to convert all outstanding amounts of the term indebtedness to Prime Lending Rate borrowings which resulted in the term indebtedness bearing an interest rate of 13.25%.

The Amended and Restated Credit Agreement governing the term indebtedness requires the Company to comply with certain negative covenants which include limitations on the Company’s ability to incur additional debt; create liens; pay dividends or make other distributions; make loans and investments; sell assets; redeem or repurchase capital stock or subordinated debt; engage in specified transactions with affiliates; consolidate or merge with or into, or sell substantially all of its assets to, another person; and enter into new lines of business. The Company may incur indebtedness beyond the specific limits allowed under the Amended and Restated Credit Agreement, provided it maintains a leverage ratio of no greater than 5.0 to 1.0. Noncompliance with any of the covenants without cure or waiver would constitute an event of default. An event of default resulting from a breach of a covenant may result, at the option of the note holders, in an acceleration of the principal and interest outstanding. The Amended and Restated Credit Agreement also contains other events of default (subject to specified grace periods), including defaults based on the termination of the Company’s contract with an automaker, events of bankruptcy and insolvency, and nonpayment of principal, interest or fees when due.

The warrants issued in connection with the issuance of the term indebtedness are exercisable upon the earlier to occur of (i) the repayment of the term indebtedness, (ii) a change of control as defined in the warrant agreement, (iii) a transaction or event causing or allowing the holders to sell the shares of common stock issuable upon exercise of the warrants pursuant to the Co-Sale Agreement, dated March 31, 2008, as amended, by and among the Company, Communications LLC and the holders of the warrants. If not exercised prior to the earlier of (i) the date on which the Company becomes subject to the requirement to file reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, or (ii) March 31, 2013, the warrants will be automatically exercised on such date with no action required on the part of the holders (except the payment of the aggregate exercise price). In the event that the term indebtedness is prepaid in full prior to March 31, 2010, the number of shares for which each warrant is exercisable shall be reduced by 18.75%. As additional consideration for services provided by the Lead Arranger in connection with the issuance and syndication of the term indebtedness, the Company agreed to issue the Lead Arranger or its designated affiliate additional warrants to purchase a number of shares of common stock equal to the reduction in the number of shares of common stock issuable under the warrants held by Morgan Stanley Senior Funding, Inc. or its affiliates in the event the term indebtedness is prepaid in full by March 31, 2010. The number of shares for which each warrant is exercisable is subject to additional adjustment under certain anti-dilution and other provisions as set forth in the warrant agreement.

In accordance with Accounting Principles Board Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, as of each issuance date, the Company ascribed value to the senior secured term indebtedness and the related warrants based on their relative fair values. As such, $16.7 million, $16.7 million, $10.5 million and $2.9 million was allocated to the senior secured term indebtedness and $3.3 million, $3.3 million, $4.5 million and $1.0 million was allocated to the warrants on the March 31, 2008, April 9, 2008, July 8, 2008 and December 12, 2008 issuance dates, respectively. The resulting discount from the face value of the senior secured term indebtedness resulting from the ascribed value to the warrants will be amortized as additional interest expense over the term of the senior secured term indebtedness using the effective interest rate method.

In connection with the issuance of the senior secured term indebtedness to AIF V PLASE on December 12, 2008, the Company recorded a deemed capital contribution from Apollo of approximately $1.0 million related to the difference between (i) the fair value of the note using an estimated interest rate the Company would have paid an unrelated third party on a similar note and (ii) the fair value of the note using the stated interest rate. The Company determined the estimated fair value amount by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the fair value estimates presented herein is not necessarily indicative of the amount that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value. The discount from the face value of the senior secured term indebtedness resulting from the deemed capital contribution will be amortized as additional interest expense over the term of the senior secured term indebtedness using the effective interest rate method.

Senior Subordinated Unsecured Promissory Notes

On March 31, 2008, the Company issued to Communications LLC a senior subordinated unsecured promissory note with a principal amount of $12.5 million and a maturity date of October 1, 2013. The note bears interest at a rate of 15.00% per annum which is compounded and added to the principal amount annually and is payable at maturity. In connection with the issuance of the note, the Company recorded a deemed capital contribution from Apollo of approximately $2.4 million related to the difference between (i) the fair value of the note using an estimated interest rate the Company would have paid an unrelated third party on a similar note and (ii) the fair value of the note using the 15.00% stated interest rate. The discount from the face value of the note resulting from the deemed capital contribution will be amortized as additional interest expense over the term of the note using the effective interest rate method.

On December 12, 2008, the Company issued to AIF V PLASE an additional senior subordinated unsecured promissory note with a principal amount of $3.5 million and a maturity date of October 1, 2013. The note bears interest at 15.00% per annum which is compounded and added to the principal amount annually and is payable at maturity. In connection with the issuance of the note, the Company recorded an additional deemed capital contribution of approximately $2.4 million from Apollo related to the difference between (i) the fair value of the note using an estimated interest rate the Company would have paid an unrelated third party on a similar note and (ii) the fair value of the note using the 15.00% stated interest rate. The discount from the face value of the note resulting from the deemed capital contribution will be amortized as additional interest expense over the term of the note using the effective interest rate method.

At the time of issuance of each promissory note, the Company determined the estimated fair value amount by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the fair value estimates presented herein is not necessarily indicative of the amount that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

(9)	Capital Lease Obligations

The Company leases certain equipment under capital lease arrangements expiring at various times through 2011. The assets and liabilities under capital leases are recorded at the lower of the present values of the minimum lease payments or the fair values of the assets. The interest rates pertaining to these capital leases range from 7.25% to 11.00% (average interest rate is 8.18%). One of the lease arrangements is between the Company and Hughes Network Systems, LLC (“HNS”), a related party (see Note 11).

Minimum future lease payments under these capital leases are:

	December 31,
	2008	2007
	(in thousands)
Total future minimum lease payments	$7,819	$—
Less: amounts representing interest	(488)	—

Net minimum lease payments	7,331	—
Current portion	(1,738)	—

Long-term portion	$5,593	$—

(10)	Stockholders’ Equity

Common Stock

On July 21, 2006, the Company sold an aggregate of 731,496 shares of its common stock, comprised of 168,194 initial shares and 563,302 earn-out shares, for nominal consideration to two individuals who later became the Chief Executive Officer of the Company and the President of the Company to whom it had previously agreed to sell such equity.

On July 31, 2006, the Company issued 3,698,931 shares of its common stock, comprised of 850,496 initial shares and 2,848,435 earn-out shares, to the shareholders of SecureTnet International, LLC as consideration for the contribution of intellectual property, including technical “know-how” related to the development of an end-to-end telematics solution.

Series A Redeemable Preferred Stock

On July 28, 2006, the Company issued and sold to Communications LLC, for an aggregate purchase price of $40.0 million, 4,000 shares of the Company’s Series A Preferred Stock and a warrant to purchase 12,191,598 shares of Company common stock, comprised of 2,803,223 initial shares and 9,388,375 earn-out shares, at an equivalent exercise price of $0.82 per share. On June 19, 2007, the Company issued and sold to Communications LLC, for an aggregate purchase price of $15.0 million, an additional 1,500 shares of Series A Preferred Stock and a warrant to purchase 9,143,698 shares of Company common stock, comprised of 2,102,417 initial shares and 7,041,281 earn-out shares, at an equivalent exercise price of $1.64 per share. On November 29, 2007, the Company issued and sold to Communications LLC, for an aggregate purchase price of $20.0 million, an additional 2,000 shares of Series A Preferred Stock and a warrant to purchase 12,191,598 shares of Company common stock, comprised of 2,803,223 initial shares and 9,388,375 earn-out shares, at an equivalent exercise price of $2.46 per share. The Series A Preferred Stock is non-voting, has a liquidation preference of $10,000 per share and is senior in priority to the Company’s common stock. As of December 31, 2008 and 2007, there were 7,500 shares of Series A Preferred Stock outstanding, and the aggregate liquidation preference of the Series A

Preferred Stock was $75.0 million. On October 1, 2013, the Company will be required to redeem the Series A Preferred Stock at a redemption price equal to $10,000 per share. In the event of a change of control, as defined, at the option of the holders of the majority of the then outstanding shares of the Series A Preferred Stock, the Company is required to redeem all or any number of such holders’ shares of Series A Preferred Stock. The holders of at least a majority of the Series A Preferred Stock, generally voting together as a single class, must consent in order for the Company to take certain defined actions. Significant actions subject to protective provisions include the payment of dividends on capital stock of the Company and the redemption, repurchase or retirement of any capital stock of the Company.

The warrants are currently exercisable and expire ten years after the date of issuance. The holder of each warrant has the option to pay the exercise price of the warrant in cash, surrendering Company common stock or Series A Preferred Stock previously acquired, or instructing the Company to withhold a number of Company shares with an aggregate fair value equal to the aggregate exercise price. The exercise price and the number of shares for which each warrant is exercisable for is subject to adjustment under certain anti-dilution and other provisions as set forth in the warrant agreement.

As of each sale date, the Company ascribed value to the Series A Preferred Stock and the warrant based on their relative fair values. As such, $34.9 million, $8.2 million and $11.7 million was allocated to Series A Preferred Stock and $5.1 million, $6.8 million and $8.3 million was allocated to the warrants on the July 28, 2006, June 19, 2007 and November 29, 2007 sale dates, respectively. The Series A Preferred Stock is accounted for in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”), with the accretion of the book value of the Series A Preferred Stock up to the $75.0 million redemption amount being recorded as interest expense on the accompanying consolidated statements of operations.

In connection with the issuance of the term indebtedness, on March 31, 2008, Communications LLC agreed to extend the mandatory redemption date of the Series A Preferred Stock to October 1, 2013. In accordance with EITF Issue No. 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, this extension was deemed to be an extinguishment and reissuance of the Series A Preferred Stock, and accordingly, the Company recorded approximately $2.2 million as a decrease to additional paid in capital for the difference between the fair value of the Series A Preferred Stock following the extension and the book value prior to the extension.

Retired Series B Redeemable Preferred Stock

On September 29, 2006, the Company issued and sold to a strategic partner 1,000 shares of the Company’s Series B Redeemable Preferred Stock (the “Retired Series B Preferred Stock”) for a purchase price of $5.0 million. The Retired Series B Preferred Stock was non-voting, had a liquidation preference of $5,000 per share and was senior in priority to each of the Company’s Series A Preferred Stock and the Company’s common stock. There were no shares of Retired Series B Preferred Stock outstanding as of December 31, 2008. As of December 31, 2007, there were 1,000 shares of Retired Series B Preferred Stock outstanding with a liquidation preference of $5.0 million. The sale of the Retired Series B Preferred Stock was in connection with a strategic relationship entered into by and between the Company and the strategic partner in September 2006 that the parties agreed to further document in a detailed commercial agreement. Since the commercial agreement was not executed by March 31, 2007, the Retired Series B Preferred Stock became redeemable by its terms at the option of either party for $5.0 million. Accordingly, the Retired Series B Preferred Stock has been reflected on the accompanying consolidated balance sheets as a liability in accordance with SFAS 150. The Company redeemed the outstanding shares of Retired Series B Preferred Stock on March 26, 2008 for $5.0 million.

Share-Based Compensation

The Company’s 2006 Stock Incentive Plan (“Plan”) provides for share-based compensation awards, including incentive stock options, non-qualified stock options and share awards, to the Company’s officers, employees, non-employee directors and non-employee consultants. There are 3,047,900 shares of common stock authorized for issuance under the Plan. The Plan is administered by the Company’s Board of Directors which determines eligibility, amount, and other terms and conditions of awards. Options awarded under the Plan generally have a term of ten years and an exercise price equal to or greater than the fair value of the underlying shares of common stock on the date of grant. Generally, half of each award vests in equal parts over a period of three years of continued employment or service to the Company. The remaining half of each award vests upon the achievement of certain pre-established performance goals set by the Company’s Board of Directors. In the event an option holder’s service to the Company is terminated for either (i) other than good reason, as defined in the Plan, before the fifth anniversary of the holder’s service to the Company or (ii) cause, the Company may repurchase any stock obtained through the exercise of a stock option within 180 days of such holder’s termination date at a price equal to the lesser of the fair market value of the stock on the date of termination or the exercise price of the stock option. In the event an option holder’s service to the Company is terminated for any of (i) good reason, as defined in the Plan, (ii) other than cause or (iii) following the fifth anniversary of such holder’s service to the Company, the Company may repurchase any stock obtained through the exercise of a stock option within 180 days of such holder’s termination date at a price equal to the fair market value of the stock on the date of termination.

Since January 1, 2007, the Company granted stock options with exercise prices as follows:

Month	Number of Shares	Exercise Price	Fair Value per Share	Intrinsic Value per Share
January 2007	204,817	$1.65	$0.70	$—
March 2007	73,149	$1.65	$0.70	$—
April 2007	73,149	$1.65	$0.70	$—
October 2007	382,204	$1.65	$1.54	$—
November 2007	1,078,950	$2.47	$1.64	$—
January 2008	333,436	$2.47	$1.64	$—
May 2008	165,195	$2.47	$2.40	$—

The fair value of the common stock was determined contemporaneously with the grants.

In accordance with SFAS 123(R), the Company records compensation expense for all share-based awards issued. For the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 to December 31, 2006, the Company recorded approximately $0.4 million, $0.1 million and $1,000 of compensation expense, respectively, related to stock option grants. Such compensation expense is included in research and development, sales and marketing and general and administrative expense in the accompanying consolidated statements of operations. For awards outstanding as of December 31, 2008, the Company expects to recognize approximately $1.2 million of additional expense related to stock option awards on a straight-line basis over the remaining average service period of approximately 2.9 years.

The fair value of each award is estimated on the grant date using the Black-Scholes option pricing model. For the years ended December 31, 2008, 2007 and 2006, the weighted average grant-date fair value of options awarded was $1.32, $0.98 and $0.45 per share, respectively, and was based on the following assumptions:

	Year Ended December 31,		January 9, 2006 (Inception) to December 31, 2006
	2008	2007
Risk free rate	3.8 – 3.9%	4.0 – 4.7%	4.4%
Expected term (years)	10	10	10
Expected volatility	62.2 – 63.7%	62.2% – 64.0%	66.5%
Dividend yield	0.0%	0.0%	0.0%

The risk-free interest rate assumption is based upon the grant date closing rate for United States treasury notes that have a life which approximates the expected term of the option. The expected term is based upon the contractual term of each employee stock option grant as the repurchase feature of the Plan encourages a longer holding period and the Company does not have sufficient operating history to estimate a term shorter than the contractual term. The expected volatility is based on the average historical volatility of comparable guideline companies. The dividend yield assumption is based on the Company’s expectation that it will not pay dividends for the foreseeable future. Due to the Company’s limited operating history, forfeitures are estimated based on actual terminations.

The following table reflects stock option activity:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
			(in thousands)
Outstanding at December 31, 2007	1,985,389	$2.10
Granted	498,631	$2.47
Forfeited	(181,654)	$1.84

Outstanding at December 31, 2008	2,302,366	$2.20	$5,224

Exercisable at December 31, 2008	131,822		$1,360

The following table provides information about stock options that are outstanding and exercisable as of December 31, 2008:

	Stock Options Outstanding			Stock Options Exercisable
Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Yrs)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Yrs)
$1.65	767,455	$1.65	8.3	60,522	$1.65	8.2
$2.47	1,534,911	$2.47	9.0	71,300	$2.47	9.0

(11)	Related Party Transactions

Apollo

Communications LLC and AIF V PLASE are investment funds affiliated with Apollo. As of December 31, 2008, Apollo, through Communications LLC and AIF V PLASE, owned approximately 81% of Company’s outstanding common stock on a fully diluted basis.

On March 31, 2008, the Company issued to Communications LLC a senior subordinated unsecured promissory note with a principal amount of $12.5 million and a maturity date of October 1, 2013 (see Note 8). The note bears interest at a rate of 15.00% per annum which is compounded and added to the principal amount annually and is payable at maturity. In connection with the issuance of the note, the Company recorded a deemed capital contribution from Apollo of approximately $2.4 million related to the difference between (i) the fair value of the note using an estimated interest rate the Company would have paid an unrelated third party on a similar note and (ii) the fair value of the note using the 15.00% stated interest rate.

On December 12, 2008, the Company issued AIF V PLASE, for aggregate consideration of $5.0 million, additional senior secured term indebtedness with a principal amount of $5.0 million and warrants to purchase 402,993 shares of common stock, comprised of 92,660 initial shares and 310,333 earn-out shares, at an equivalent exercise price of less than $0.01 per share (see Note 8). In connection with the issuance of the note, the Company recorded a deemed capital contribution from Apollo of approximately $1.0 million related to the difference between (i) the fair value of the note using an estimated interest rate the Company would have paid an unrelated third party on a similar note and (ii) the fair value of the note using the 15.00% stated interest rate.

On December 12, 2008, the Company issued to AIF V PLASE a senior subordinated unsecured promissory note with a principal amount of $3.5 million and a maturity date of October 1, 2013 (see Note 8). The note bears interest at a rate of 15.00% per annum which is compounded and added to the principal amount annually and is payable at maturity. In connection with the issuance of the note, the Company recorded a deemed capital contribution from Apollo of approximately $2.4 million related to the difference between (i) the fair value of the note using an estimated interest rate the Company would have paid an unrelated third party on a similar note and (ii) the fair value of the note using the 15.00% stated interest rate.

On the date of each issuance, the Company determined the estimated fair value amount by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the fair value estimates presented herein is not necessarily indicative of the amount that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

On March 12, 2009, the Company issued and sold 1,200,000 shares of New Series B Preferred Stock to AIF V PLASE for $12.0 million (see Note 14).

Polaris Acquisition Corp.

In September 2008, the Company entered into a services agreement with Trivergance Business Resources (“TBR”), an affiliate of certain officers and directors of Polaris, pursuant to which TBR provided a marketing assessment and other research for the Company to aid in creating a marketing and retention platform. The Company agreed to pay TBR a fee of approximately $0.2 million, reasonable and customary travel expenses and certain other expenses incurred in connection with the engagement. Additionally, in November 2008, the Company entered into a letter agreement with TBR pursuant to which the Company has engaged TBR to provide certain marketing services in exchange for a $125,000 monthly draw against a per subscriber fee payable on certain subscribers acquired beginning in November 2008 and continuing through December 2010. A portion of the monthly draw has been deferred until the Company raises additional capital.

Hughes Network Systems

In July 2006, HNS, a wholly-owned subsidiary of Hughes Communications, Inc. (“HCI”) and an affiliate of Apollo, granted a limited license to the Company allowing the Company to use the HUGHES trademark. The license is limited in that the Company may use the HUGHES trademark only in connection with its business of automotive telematics and only in combination with the Telematics name. As partial consideration for the license, the agreement provides that HNS will be the Company’s preferred engineering services provider. The license is royalty-free, except that the Company has agreed to commence paying a royalty to HNS in the event the Company no longer has a commercial or affiliated relationship with HNS. As contemplated by the license terms and while the definitive agreement governing the relationship was being negotiated, HNS provided engineering development services to the Company pursuant to an Authorization to Proceed. In January 2008, the Company and HNS executed a definitive agreement pursuant to which HNS is continuing to provide the Company with engineering development and manufacturing services. For the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 through December 31, 2006, HNS provided approximately $30.9 million, $21.6 million and $1.6 million of services, respectively, to the Company. As of December 31, 2008 and 2007, the Company had an outstanding balance, not including the equipment financing discussed below, of approximately $8.9 million and $4.9 million, respectively, payable to HNS. On March 12, 2009, the Company issued and sold 1,300,000 shares of New Series B Preferred Stock to HCI through the conversion of $13.0 million of trade accounts payable (see Note 14).

In June 2008, the Company and HNS entered into an arrangement pursuant to which HNS purchased, on behalf of the Company, certain production equipment for an aggregate amount of approximately $2.0 million. Starting in June 2009, the Company will pay HNS at a rate of $4.94 per telematics hardware device manufactured using the equipment; provided that (i) the Company will pay HNS a minimum of $0.2 million under this arrangement by December 31, 2009 and (ii) the Company shall have paid HNS the balance of the amount owed under this arrangement plus all accrued interest by December 31, 2010. Interest will accrue on the outstanding balance at a rate of 11.00% per annum. The Company may pay the balance of the amount owed plus accrued interest in full at any time, and at the time the balance is paid in full, the Company will have the option to purchase the production test equipment from HNS for $1.00. As of December 31, 2008, the Company had an outstanding balance related to the equipment financing of approximately $2.1 million which is reflected in capital lease obligations on the accompanying consolidated balance sheets.

Two members of the Company’s board of directors, the Chief Executive Officer and another board member who is affiliated with Apollo, are both members of the Board of Managers of HNS and the Board of Directors of HCI.

SkyTerra Communications

On August 1, 2006, the Company entered into an agreement with SkyTerra Communications, Inc. (“SkyTerra”), a former affiliate of Apollo, pursuant to which the Company received consulting services from three personnel of SkyTerra. The agreement allowed for such personnel to provide the Company up to an aggregate of 200 hours of service per month for a monthly fee of $25,000. The agreement was amended effective December 18, 2006 when the Company’s Chief Executive Officer and Vice President Finance, two of the SkyTerra personnel providing services to the Company, became employees of the Company. The amended agreement provided that the Company would pay $8,000 per month to SkyTerra for the services of the remaining employee of SkyTerra who had been providing services to the Company. This amended agreement was terminated effective February 1, 2007 when that remaining SkyTerra employee, SkyTerra’s General Counsel and Secretary, became a part-time employee and General Counsel of the Company, while continuing to serve part-time with SkyTerra. Also effective December 18, 2006, the Company and SkyTerra executed a second agreement pursuant to which the Company’s Vice President Finance was to provide services to SkyTerra in exchange for SkyTerra paying the Company $5,000 per month. This agreement terminated on March 31, 2007. During the years ended December 31, 2008 and 2007 and for the period from January 9, 2006 through December 31, 2006, the Company incurred approximately $0, $0, and $0.2 million, of net expense, respectively, under these consulting agreements.

The Company’s Chief Executive Officer of the Company is the former Chief Executive Officer and President of SkyTerra and a former member of SkyTerra’s board of directors. Another member of the Company’s board of directors who is affiliated with Apollo is also a former member of SkyTerra’s board of directors.

(12)	Contingencies and Commitments

Leases

The Company has non-cancelable operating leases. Future minimum payments, by year and in the aggregate, under operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2008 (in thousands):

Year Ending December 31:
2009	$764
2010	609
2011	630
2012	652
2013	675
Thereafter	878

Total minimum lease payments	$4,208

For the years ended December 31, 2008 and 2007, and for the period from January 9, 2006 to December 31, 2006, total expense under operating leases was approximately $0.7 million, $0.6 million and $0.2 million, respectively.

Technology Upgrade Program

Prior to its acquisition by the Company, Networkfleet sold products which utilized a wireless network which the network operator informed the Company would be decommissioned and used for other purposes. Consequently, Networkfleet initiated an upgrade program through which customers may exchange certain of these products which were purchased between April 2002 and July 2006 for the current version of Networkfleet’s hardware which operates on a different wireless network. During 2007, the network operator informed the Company that they had decided not to decommission the network. However, due to inconsistent coverage within the network coverage area, the Company continued with the upgrade program. Networkfleet completed the program in December 2008. The estimated cost of the upgrade program was approximately $2.7 million and was recorded as a liability in the Company’s purchase price allocation for the Networkfleet acquisition. The remaining liability as of December 31, 2008 and 2007 was $0 and approximately $0.8 million, respectively, and is included in accrued expenses in the accompanying consolidated balance sheets. During the years ended December 31 2008 and 2007, the Company reassessed the estimated remaining cost of the upgrade program and, as a result, reduced the liability by approximately $0.4 million and $0.4 million, respectively. This reduction was recorded as a decrease in cost of hardware sold. In connection with the completion of the technology upgrade program, Networkfleet evaluated its inventory on hand and recorded an approximately $0.4 million charge related to excess or obsolete inventories which were being used primarily in the exchange provided under the program.

Changes in the remaining liability related to the technology upgrade program were as follows:

	Year Ended December 31,
	2008	2007
	(in thousands)
Balance at beginning of period	$816	$2,178
Costs incurred	(384)	(922)
Reduction in the estimated cost to complete the program	(432)	(440)

Balance at end of period	$—	$816

Warranty Liability

The Company warrants its hardware to be free of defects in materials and workmanship and to substantially conform to the specifications for such hardware. The Company estimates its future warranty obligations by considering historical product return experience and related costs. As of December 31, 2008 and 2007, the Company’s estimated warranty liability was approximately $0.1 million and $0.2 million, respectively.

Changes in accrued warranty liability costs were as follows:

	Year Ended December 31,
	2008	2007
	(in thousands)
Balance at beginning of period	$156	$21
Warranty cost accrual	659	733
Warranty costs incurred	(679)	(598)

Balance at end of period	$136	$156

Contractual Payment Obligations

The Company has a long-term contract with each of two automakers pursuant to which the automakers have agreed to install telematics devices in their vehicles and permit the Company to exclusively provide telematics services to their new customers. Those contracts also require the Company to pay each automaker for certain non-recurring costs associated with the initiation of telematics services, up to an aggregate of $29.0 million between the two companies. The Company committed to pay $4.0 million of this amount on the first business day following each of January 1, 2008, January 1, 2009 and January 1, 2010. The remaining balance will be paid as the automaker incurs certain actual costs and are expected to be paid in full by December 31, 2011. In accordance with EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), amounts paid under these agreements will be capitalized and recognized as a reduction of revenue over the term of the respective agreement. During the year ended December 31, 2008, the Company incurred $4.3 million under these agreements, which is included in other assets on the accompanying consolidated balance sheets.

In April 2008, the Company entered into a software license agreement pursuant to which it agreed to pay the software provider, in installments and upon certain conditions set forth below, an aggregate of $5.5 million in exchange for licenses to use its software in the Company’s service offerings enabled by the factory installed hardware. Upon execution of the agreement, the Company paid the software provider $1.0 million for an initial amount of licenses. In addition, within three business days of the date on which the Company completes a financing resulting in net proceeds in excess of $15.0 million, the Company is required to pay the software supplier an additional $2.5 million as prepaid royalties for additional licenses. Finally, within three business days of the date on which the Company completes an additional financing resulting in net proceeds in excess of an additional $15.0 million, the Company is required to pay the software provider an additional $2.0 million as prepaid royalties for additional licenses. In addition, the Company has the option to acquire additional licenses on terms and conditions set forth in the agreement. Pursuant to the license agreement, the software supplier also agreed not to license its software to certain automotive manufacturers, other than through the Company. During the year ended December 31, 2008, the Company paid the software provider an aggregate of $2.1 million for prepaid royalties for licenses. Such amount has been reflected in other noncurrent assets on the accompanying consolidated balance sheets.

In April 2008, the Company entered into an amended agreement with a supplier pursuant to which the Company committed to purchase services in an aggregate amount of no less than $6.0 million in the year ended December 31, 2009, and $9.0 million in the years ended December 31, 2010, 2011 and 2012. If it becomes probable that the anticipated services to be purchased under this agreement will be below the contractual minimums, the Company will record a liability for such anticipated shortfall. As of December 31, 2008, the Company expects to meet the contractual minimums and, accordingly, has not recorded a liability for an anticipated shortfall under this agreement.

Litigation and Claims

From time to time, the Company is subject to litigation in the normal course of business. The Company is of the opinion that, based on information presently available, the resolution of any such legal matters will not have a material adverse effect on the Company’s financial position, results of operations or its cash flows.

(13)	Segment Information

The Company presents its segment information along the same lines that its chief executive officer reviews its operating results in assessing performance and allocating resources. Accordingly, the Company’s operations have been classified into two business segments: (i) HUGHES Telematics and (ii) Networkfleet. The HUGHES Telematics segment is developing the factory installed, end-to-end telematics solution which is being marketed to automakers and includes our corporate expenses. The Networkfleet segment provides an aftermarket wireless fleet management solution targeted to the local fleet market. For each period presented, all reported revenues were attributable to Networkfleet.

The following table presents certain financial information on the Company’s reportable segments:

	Year Ended December 31,		January 9, 2006 (Inception) to December 31, 2006
	2008	2007
	(in thousands)
Revenues:
HUGHES Telematics	$—	$—	$—
Networkfleet	30,260	20,352	6,913

Total	$30,260	$20,352	$6,913

Loss from operations:
HUGHES Telematics	$(47,556)	$(29,431)	$(4,487)
Networkfleet	(102)	(4,146)	(1,649)

Total	$(47,658)	$(33,577)	$(6,136)

	December 31,
	2008	2007
	(in thousands)
Total assets:
HUGHES Telematics	$88,341	$42,580
Networkfleet	20,641	20,352

Total	$108,982	$62,932

All of the Company’s assets are located within the United States. As of each of December 31, 2008 and 2007, the Company included the $5.2 million of goodwill in the total assets of the Networkfleet segment.

(14)	Subsequent Events

On March 12, 2009, the Company issued and sold 5,000,000 shares of New Series B Preferred Stock for an aggregate purchase price of $50.0 million. AIF V PLASE purchased 1,200,000 of such shares of New Series B Preferred Stock for $12.0 million of cash, and HUGHES Communications, parent of HNS, purchased 1,300,000 of such shares of New Series B Preferred Stock through the conversion of $13.0 million of trade accounts payable transferred from HNS. The remaining 2,500,000 shares of New Series B Preferred Stock were purchased by unrelated institutional investors for $25.0 million of cash. As a result of sale of New Series B Preferred Stock, the remaining approximately $5.3 million was released from the escrow account held for the benefit of the senior secured note holders. For consulting and financial advisory services provided in connection with the sale of the New Series B Preferred Stock, the Company paid Trivergance, LLC (“Trivergance”), an affiliate of Polaris, approximately $1.3 million of cash and issued Trivergance a warrant to purchase 314,117 shares of Company common stock, comprised of 72,224 initial shares and 241,893 earn-out shares, at an equivalent exercise price of approximately $0.167 per share.

The New Series B Preferred Stock has an initial liquidation preference of $10.00 per share which will increase quarterly at a rate of 8.0% per annum and is senior in priority to each of the Company’s Series A Preferred Stock and the Company’s common stock. The New Series B Preferred Stock is convertible at any time at the option of the holder into such number of shares of common stock equal to the then current liquidation preference divided by the conversion price of $145.55 per share, subject to adjustment under certain anti-dilution and other provisions. The holders of the New Series B Preferred Stock are entitled to vote on an as-converted basis on all matters which holders of the Company’s common stock are entitled to vote. Beginning on October 1, 2013, the New Series B Preferred Stock is subject to redemption at the option of the holder at the then current liquidation preference plus any accrued and unpaid dividends.

In connection with the sale of the New Series B Preferred Stock, on March 12, 2009, the Company also amended the Merger Agreement with Polaris to, among other things, increase the number of shares of Polaris common stock issued to the Company’s security holders at closing by approximately 5,000,000 shares to a total of 19,854,018 shares. The aggregate number of additional shares issued to the Company’s security holders which will be subject to the escrow subject to the achievement of certain share price targets agreement remained unchanged at 57,248,131. At the closing of the Merger, the New Series B Preferred Stock will convert into the right to receive an aggregate of 5,000,000 of the 19,854,018 initial shares of Polaris common stock and 7,500,000 of the approximately 57,248,131 shares placed in escrow.

Unaudited

On March 31, 2009, pursuant to the Merger Agreement, Old HTI and Polaris consummated the Merger (see Note 2).

On April 30, 2009, one of the automakers which had contracted with the Company to provide telematics services to the automaker’s vehicles (“OldCarCo”) filed for bankruptcy protection under Chapter 11 of the United States bankruptcy code. On June 10, 2009, a newly formed entity (“NewCarCo”) purchased substantially all of the assets of OldCarCo in the bankruptcy process. On June 24, 2009, the Company received notice (the “Notice”) that OldCarCo is proposing to reject certain contracts, including the Company’s telematics services contract with OldCarCo, at a hearing on July 16, 2009. The identified contracts will not be assigned or assumed by NewCarCo in the bankruptcy. Notwithstanding the Notice, the Company and NewCarCo are continuing to work together to deploy the Company’s hardware and launching the Company’s services in the fourth quarter of 2009. Concurrently, the Company has been and continues to be in active negotiations with NewCarCo concerning a new telematics services agreement that is mutually satisfactory to the parties. There can be no assurances that the Company will reach an agreement with NewCarCo on terms that are satisfactory to the Company or NewCarCo. On June 26, 2009, the Company obtained a waiver from its senior secured lenders under the Credit Agreement providing that the rejection of the OldCarCo contract will not impact the Company’s existing obligations under the Credit Agreement.